EQUITABLE ACCUMULATOR (NQ)
                                      DATA

PART A -- THIS PART LISTS YOUR PERSONAL DATA.
------

OWNER:      John Doe

ANNUITANT:  John Doe                                  Age: 61          Sex: Male

CONTRACT:   GROUP ANNUITY CONTRACT NO. AC 6725

CERTIFICATE NUMBER:  00000

   ENDORSEMENTS ATTACHED: Minimum Income Benefit Endorsement
                          Endorsement Applicable to Non-Qualified Certificates Endorsement Applicable to Market Value Adjustment
                            Terms
                          Rider to Endorsement Applicable to Market Value
                            Adjustment Terms
                          Protection Plus Optional Death Benefit Rider

   ISSUE DATE:              January 8, 2001

   CONTRACT DATE:           January 8, 2001

ANNUITY COMMENCEMENT DATE:  March 20, 2030

         THE MAXIMUM MATURITY AGE IS AGE 90 -- SEE SECTION 7.03.

         The Annuity Commencement Date may not be later than the Processing Date which follows the Annuitant's 90th birthday.

GUARANTEED BENEFITS:        Combined Guaranteed Minimum Income Benefit
                            and Guaranteed Minimum Death Benefit (5% Roll Up to
                            Age 80)

BENEFICIARY:  Jane Doe





No. 94ICB-L                                                         Data page 1

             .
PART B - -THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.
------

INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):                    $10,000.00

INVESTMENT OPTIONS AVAILABLE (SEE PART II); YOUR ALLOCATION IS ALSO SHOWN.



INVESTMENT OPTIONS                                 ALLOCATION (SEE SECTION 3.01)
------------------                                 -----------------------------
o        Alliance Common Stock Fund                           $10,000.00
o        Alliance High Yield Fund
o        Alliance Money Market Fund
o        Alliance Small Cap Growth Fund
o        Capital Guardian International Fund
o        Capital Guardian Research Fund
o        Capital Guardian U.S. Equity Fund
o        EQ Equity 500 Index Fund
o        EQ International Equity Index Fund
o        EQ Small Company Index Fund
o        EQ/Aggressive Stock Fund
o        EQ/Alliance Premier Growth Fund
o        EQ/Alliance Technology Fund
o        EQ/Janus Large Cap Growth Fund
o        EQ/Putnam Growth & Income Value Fund
o        EQ/Putnam International Equity Fund
o        EQ/Putnam Investors Growth Fund
o        FI Mid Cap Fund
o        FI Small/Mid Cap Value Fund
o        JP Morgan Core Bond Fund
o        Lazard Large Cap Value Fund
o        Lazard Small Cap Value Fund
o        MFS Emerging Growth Companies Fund
o        MFS Growth with Income Fund
o        MFS Research Fund
o        Morgan Stanley Emerging Markets Equity Fund





No. 94ICB-L                                                         Data page 2

                                                   ALLOCATION (SEE SECTION 3.01)
                                                   -----------------------------
o        GUARANTEE PERIODS (CLASS II)
         EXPIRATION DATE AND GUARANTEED RATE

         February 15, 2002
         February 15, 2003
         February 15, 2004
         February 15, 2005
         February 15, 2006
         February 15, 2007
         February 15, 2008
         February 15, 2009
         February 15, 2010
         February 15, 2011

                                                      --------------------------
                                                      TOTAL:          $10,000.00


Investment Options shown are Investment Funds of our Separate Account No. 49 and Guarantee Periods shown are in the Guaranteed Period Account. See Endorsement Applicable to Market Value Adjustment Terms.

"TYPES" OF INVESTMENT OPTIONS (SEE SECTION 4.02):  Not applicable

GUARANTEED INTEREST ACCOUNT (SEE SECTION 2.01): Not available under this Certificate.

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Certificate will mean generally any day on which the New York Stock Exchange is open for trading.

PROCESSING DATES (SEE SECTION 1.20): A Processing Date is each Contract Date anniversary.





No. 94ICB-L                                                        Data page 2a

AVAILABILITY OF INVESTMENT OPTIONS (SEE SECTION 2.04): (See Data pages, Part C; Allocation Restrictions)

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Your initial and any subsequent Contributions are allocated according to your instructions.

CONTRIBUTION LIMITS (SEE SECTION 3.02): Initial Contribution minimum: $10,000. Subsequent Contribution minimum: $1,000. Subsequent Contributions can be made at any time up until the Annuitant attains age 88. We may refuse to accept any Contribution if the sum of all Contributions under all accumulation
Certificates with the same Annuitant would then total more than $1,500,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity accumulation certificates/contracts that you own would then total more than $2,500,000.

TRANSFER RULES (SEE SECTION 4.02): Transfers among the Investment Options may be made at any time during the Contract Year.

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal will be taken; Systematic Withdrawals - Unless you specify otherwise, Systematic Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. If there is insufficient value or no value in the Investment Funds, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Guarantee Periods in order of the earliest Expiration Date(s) first.

WITHDRAWAL RESTRICTIONS (SEE SECTION 5.01): Systematic Withdrawals - May not start sooner than 28 days after issue of this Certificate. You may elect to receive Systematic Withdrawals on a monthly, quarterly or annual basis subject to a maximum of 0.8% monthly, 2.4% quarterly and 10.0% annually of the Annuity Account Value as of the Transaction Date.

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000; Systematic Withdrawals minimum - $250.

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Certificate).

We will NOT exercise our rights, described in Sections 5.02(b) and 5.02(c), to terminate the Certificate.



No. 94ICB-L                                                         Data page 3

DEATH BENEFIT AMOUNT (SEE SECTION 6.01): The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit

5% Roll Up to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited each day with interest at an annual effective rate of 5% (3% for amounts in the Alliance Money Market Fund and the Guarantee Periods) through the Annuitant's age 80 (or at the Annuitant's death, if earlier), and 0% thereafter. The Guaranteed Minimum Death Benefit is also adjusted for any subsequent Contributions and withdrawals.

Effect of Withdrawals under Roll Up Option - The current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 5% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 5% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

Upon the death of the Owner who is also the Annuitant, any death benefit applied as an annuity benefit will be paid out over the life of the Beneficiary or for a period not extending beyond the Beneficiary's life expectancy and payments must begin within one year after such Owner's death.

If the Successor Owner/Annuitant election is made upon the Annuitant's death, the Annuity Account Value will be increased to the then current Guaranteed Minimum Death Benefit if such amount is greater (including any optional Death Benefit Rider amounts, if applicable). The increase, if any, will be allocated in accordance with the current instructions on file. In determining whether the Guaranteed Minimum Death Benefit is still in effect, we will use the age of the Successor Owner/Annuitant as of the date we receive due proof of death of the original Annuitant.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): The Normal Form of Annuity is Life Annuity 10 Year Period Certain for annuitization ages up to age 79. For annuitization ages 80 and older, the following applies:

                  Annuitization Age                 Length of Period Certain
                  -----------------                 ------------------------
                    80 through 81                             9
                    82 through 83                             8
                    84 through 86                             7
                    87 through 89                             6
                    90                                        5




No. 94ICB-L                                                          Data page 4

                   .
The maximum annuitization age varies by issue age and is shown on Data page 1.

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be the Annuity Account Value.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE SECTION 7.06):6% per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): $2,000, as well as minimum of $20 for initial monthly annuity payment.

GUARANTEED MINIMUM INCOME BENEFIT (SEE SECTION 7.08): You may apply the Annuity Account Value during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under either (i) our fixed Life Annuity payout option or (ii) our Income Manager (Life Annuity with a Period Certain) level payment payout annuity Certificate. Other options may be available at the time of exercise. The Life Annuity payout option provides annuity payments while the Annuitant is living. Payments end with the last payment made before the Annuitant's death. Our fixed Joint and Survivor Life Annuity payout option is also available. Payments under the Joint and Survivor Life Annuity payout option end with the last payment made before the surviving Annuitant's death.

The Income Manager (Life Annuity with a Period Certain) level payment payout annuity Certificate provides payments during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) payout annuity is elected. The period certain is 10 years for ages 60 through 75; 9 years for age 76; 8 years for age 77; 7 years for ages 78 through 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis. The following paragraphs describe the conditions for exercise of the Guaranteed Minimum Income Benefit.

The Guaranteed Minimum Income Benefit is available only if it is exercised within 30 days following the 10th or later Contract Date anniversary under this Certificate. However, it may not be exercised later than the Annuitant's age 85.

On the Transaction Date that you exercise the Guaranteed Minimum Income Benefit, the lifetime income that will be provided under the payout option selected will be the greater of (i) your Guaranteed Minimum Income Benefit, and (ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors.




No. 94ICB-L                                                         Data page 6

Guaranteed Minimum Income Benefit Benefit Base - The Guaranteed Minimum Income Benefit benefit base is equal to the initial Contribution on the Contract Date. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited each day with interest at an annual effective rate of 5% (3% for amounts in the Alliance Money Market Fund and the Guarantee Periods) through the Annuitant's age 80, and 0% thereafter. The Guaranteed Minimum Income Benefit benefit base is also adjusted for any subsequent Contributions and withdrawals.

The Guaranteed Minimum Income Benefit benefit base is applied to guaranteed minimum annuity purchase factors to determine the Guaranteed Minimum Income Benefit. The guaranteed minimum annuity purchase factors are shown in the attached table.

The Guaranteed Minimum Income Benefit benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the Guaranteed Minimum Income Benefit.

The current Guaranteed Minimum Income Benefit benefit base will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 5% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit (described above). Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 5% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

Withdrawal Charges (see Section 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.




                                            Current and Maximum
                                               Percentage of
       Contract Year                           Contributions
       -------------                           -------------
             1                                   8.00%
             2                                   8.00%
             3                                   8.00%
         4 and later                             0.00%



The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.



No. 94ICB-L                                                          Data page 7

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): 10% of Annuity Account Value at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions.

Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.


No. 94ICB-L                                                          Data page 7

No Withdrawal Charge will apply in these events:

1. the Annuitant has qualified to receive Social security disability benefits as certified by the Social Security Administration; or
2. we receive proof satisfactory to us that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
3. the Annuitant has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or
     (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam and meets all the following:
         its main function is to provide skilled, intermediate or custodial nursing care;
         it provides continuous room and board to three or more persons;
         it is supervised by a registered nurse or practical nurse;
         it keeps daily medical records of each patient;
         it controls and records all medications dispensed; and its primary service is other than to provide housing for residents.

4. the Successor Owner/Annuitant option is elected and exercised, and the Successor Owner/ Annuitant withdraws contributions made by Annuitant, prior to the Annuitant's death.
                                                      -

The withdrawal charge will apply with respect to a Contribution if the condition as described above existed at the time the Contribution was remitted or if the condition began within the 12 month period following remittance (excluding the 4th listed exemption).

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

         (a) Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit Charge: For providing the Combined Guaranteed Minimum Income Benefit and Guaranteed Minimum Death Benefit we will deduct annually on each Processing Date an amount equal to 0.30% of the Guaranteed Minimum Income Benefit benefit base (described above) in effect on such Processing Date. 0.30% is the maximum we will charge.

         (b) For providing the Protection Plus Death Benefit, we will deduct annually on each Processing Date an amount equal to 0.20% of the Annuity Account Value in effect on such Processing Date.

         (c) Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 7.02. In certain states, however, we may deduct the charge from Contributions rather than at the Annuity Commencement Date.



No. 94ICB-L                                                          Data page 7

The above charges will be deducted from the Annuity Account Value in the Investment Funds on a pro rata basis. If there is insufficient value in the Investment Funds, all or a portion of the charges will be deducted from the Annuity Account Value with respect to the Guarantee Periods in order of the earliest Expiration Date(s) first.

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03):  Unlimited

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

Mortality and Expense Risks Charge:
                  Current and Maximum        Annual rate of 1.10% (equivalent
                                             to a daily rate of 0.003032%).

Administration Charge:
                  Current and Maximum       Annual rate of 0.25%(equivalent to a
                                            daily rate of 0.000692%). We
                                            reserve the right to increase this
                                            charge to an annual rate of 0.35%.

Distribution Charge:
                  Current and Maximum      Annual rate of 0.25% (equivalent to a
                                           daily rate of 0.000695%).





No. 94ICB-L                                                        Data page 8

PART C -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE TO
------    MARKET VALUE ADJUSTMENT TERMS (MVA ENDORSEMENT).

ALLOCATION RESTRICTIONS (SEE SECTION 3.01): If the Annuitant is age 76 or older, allocations may be made only to Guarantee Periods with maturities of five years or less; however, in no event may allocations be made to Guarantee Periods with maturities beyond the February 15th immediately following the Annuity Commencement Date.

TRANSFERS AT EXPIRATION DATE (SEE ITEM 1 OF MVA ENDORSEMENT): If no election is made with respect to amounts in the Guaranteed Period Account as of the Expiration Date, such amounts will be transferred into the Guarantee Period with the earliest Expiration Date.

MARKET VALUE ADJUSTMENT (MVA) ON TRANSFERS AND WITHDRAWALS (SEE ITEM 2 OF MVA ENDORSEMENT): The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Guarantee Period will be a percentage of the MVA that would be applicable upon a withdrawal of all of the Annuity Account Value from a Guarantee Period. This percentage is determined by (i) dividing the amount of the withdrawal or transfer from the Guarantee Period by
(ii) the Annuity Account Value in such Guarantee Period prior to the withdrawal or transfer.

TRANSFER RULES (SEE SECTION 4.02): Transfers may not be made to a Guarantee Period maturing in the current calendar year. Guarantee Periods to which transfers may be made are limited based on the attained age of the Annuitant (see Allocation Restrictions above).

MVA FORMULA (SEE ITEM 3 OF MVA ENDORSEMENT): The Guaranteed Rate for new allocations to a Guarantee Period is the rate we have in effect for this purpose even if new allocations to that Guarantee Period would not be accepted at the time. This rate will not be less than 3%.

The current rate percentage we use in item (c) of the formula is 0.00%. For purposes of calculating the MVA only, we reserve the right to add up to 0.25% to such current rate percentage.

SEPARATE ACCOUNT (SEE ITEM 5 OF MVA ENDORSEMENT): The portion of the assets of Separate Account No. 46 equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct.



No. 94ICBMVA                                    Data page 9               (5/99)

                        GUARANTEED MINIMUM INCOME BENEFIT
                       TABLE OF GUARANTEED MINIMUM ANNUITY
                                PURCHASE FACTORS
                         FOR INITIAL LEVEL ANNUAL INCOME
                               SINGLE LIFE - MALE



                                                PURCHASE FACTORS
                              ----------------------------------------
                              LIFE ANNUITY WITH
            ELECTION AGE      A PERIOD CERTAIN     LIFE ANNUITY
            ------------      ----------------     ------------

                60                4.93%               5.15%
                61                5.02                5.26
                62                5.11                5.38
                63                5.20                5.51
                64                5.30                5.64
                65                5.40                5.79
                66                5.50                5.94
                67                5.60                6.10
                68                5.71                6.27
                69                5.81                6.45
                70                5.91                6.64
                71                6.02                6.84
                72                6.12                7.06
                73                6.21                7.28
                74                6.31                7.51
                75                6.41                7.76
                76                6.50                8.03
                77                6.59                8.31
                78                6.67                8.61
                79                6.74                8.93
                80                6.81                9.27
                81                7.16                9.64
                82                7.57               10.02
                83                8.05               10.43
                84                8.60               10.87
                85                9.25               11.34


Other forms of annuities may be available.



No. 94ICB-L                                                        Data page 10